EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	OTCQB: LTUM

LITHIUM CORPORATION ANNOUNCES FISH LAKE VALLEY JOINT VENTURE WITH
ALTURA MINING LIMITED

Elko, NV – April 30th, 2021 – Lithium Corporation (OTCQB:LTUM) (“LTUM” or “the Company”), a North American corporation focused on energy metals for the growing energy storage sector and high-tech industries, is pleased to announced it has recently signed a Letter of Intent (LOI) with Altura Mining Limited (Altura – ASX:AJM/OTC:ALTAF), under which Altura has agreed to a Joint Venture earn-in of a 60% interest on the Company’s Fish Lake Valley lithium-in-brine prospect in Esmeralda County Nevada.

Under the terms of the LOI Altura is to pay LTUM $50,000 USD within five days of signing, followed by a 60 day due diligence period.  Subsequent to due diligence and the signing of a formal agreement (by July 31st or other mutually agreed date) Altura is to pay the Company a further $100,000 and issue the equivalent of $100,000 of Alturas common stock.  Following this on each annual anniversary of the signing of the formal agreement, Altura is to:

•	1st Anniversary pay LTUM $100,000 and issue the equivalent of $100,000 shares
•	2nd Anniversary pay LTUM $125,000 and issue the equivalent of $100,000 shares
•	3rd Anniversary pay LTUM $150,000 and issue the equivalent of $100,000 shares
•	4th Anniversary pay LTUM $150,000 and issue the equivalent of $100,000 shares

Additionally Altura is to perform exploration and development work on the property in the value of:

•	Year 1 - $200,000
•	Year 2 - $400,000
•	Year 3 - $600,000
•	Year 4 - $800,000

On completion of the above Altura will be deemed to have earned a 60% interest in the Fish Lake Valley Project.  Altura will have the option to accelerate earn-in at Fish Lake Valley, and after earn-in will have the option within 1 year of earn-in to purchase a further 20% interest in the property by paying LTUM $1,750,000.  Also within two years of making the initial purchase of a portion of the Company’s residual interest Altura may purchase LTUM’s remaining 20% interest in the property for a further $1,750,000 at which point Lithium Corporation’s interest in the property would revert to a 2.5% Net Smelter Royalty.

Altura is the single largest shareholder in Lithium Corporation, and the two companies have maintained an alliance since 2012.  Tom Lewis, President and CEO of Lithium Corporation recently commented, “I am delighted that we are going to collaborate on Fish Lake Valley with Altura, after our long association with them, and believe this arrangement could usher in the dawn of a new era for lithium-in-brine exploration and development in the Great Basin”.  Under the guidance of James Brown the Managing Director of Altura, AJM/ALTAF has a history of development and mining, having raised in the order of $250,000,000 in the past decade, and owned various interests in several mines during this period.  With Altura’s proven ability to move properties from exploration through feasibility and into production, the Company eagerly anticipates developments at our Fish Lake Valley property.”

About Lithium Corporation

Lithium Corporation is an exploration company based in Nevada devoted to the exploration for energy storage related resources throughout North America, and looking to capitalize on opportunities within the ever-expanding next generation energy storage markets. The Company has maintained a strategic alliance with Altura Mining for the past eight years.  Website: www.lithiumcorporation.com.

Contact Info

Tom Lewis, CEO
Lithium Corporation
775-410-5287
info@lithiumcorporation.com

About Altura Mining Limited

Altura Mining Limited is an ASX/OTC listed Lithium exploration and development company based in Perth West Australia.  Website: www.alturamining.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of minerals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Lithium Corporation (OTC-LTUM) 1031 Railroad St. Ste 102B Elko NV 89801 (775) 410-5287   www.lithiumcorporation.com